Thompson Coburn LLP
Attorneys at Law

One US Bank Plaza
St. Louis, Missouri 63101
314-552-6000
FAX 314-552-7000
www.thompsoncoburn.com

December 11, 2007

LCM Landmark Series Trust

9435 Waterstone Blvd. Suite 140

Cincinnati, OH 45249

Dear Gentlemen:

LCM Landmark Series Trust (the “Trust”) was established as a business trust under the laws of the State of Delaware under a Certificate of Trust dated September 21, 2007. The Trust is an open-end management investment company. The Trust, on behalf of its series, LCM Landmark Disciplined Growth Fund and LCM Landmark Active Dividend Fund (each a “Fund” and, collectively, the “Funds”) has filed a Registration Statement on Form N-1A with the Securities and Exchange Commission, as amended (SEC File No. 333-146413I; 811-22130) (the “Registration Statement”), to register an unlimited number of shares of beneficial interest (the “Shares”) to be issued by the Funds. You have requested our opinion regarding certain matters in connection with the issuance by the Trust of the Shares of each Fund.

We have, as counsel, examined originals, or copies certified or otherwise identified to our satisfaction, of the Fund’s Agreement and Declaration of Trust, By-Laws, minutes of meetings of its Board of Trustees, and such other proceedings, documents and records and considered such questions of law as we deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that when the Shares are issued and paid for in accordance with the terms of the Trust’s Agreement and Declaration of Trust and By-Laws, after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, the Shares will be legally issued, fully paid and non-assessable by the Fund. We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion in connection with Pre-Effective Amendment No. 1 to the Registration Statement to be filed with the Securities and Exchange Commission.

Sincerely yours,

/s/ Thompson Coburn LLP

3183182